UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2007

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4440 El Camino Real, Los Altos CA 94022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 947-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)	Entry into Severance Agreement with John Danforth

On October 22, 2007, Rambus Inc. (“Rambus”) entered into a severance agreement and release (the “Agreement”) with John Danforth. So long as it is not revoked by Mr. Danforth, the Agreement is effective eight days after being signed. Pursuant to the Agreement, Mr. Danforth has resigned from his employment with Rambus effective October 22, 2007 (the “Termination Date”). The Agreement supersedes and replaces in its entirety Mr. Danforth’s existing employment agreement with Rambus, which ran through October 22, 2007 (the “Employment Agreement”). The Agreement provides, for a mutual release of all claims occurring up until the Termination Date, continued confidentiality by Mr. Danforth, non-solicit and non-compete obligations continuing through December 31, 2009 by Mr. Danforth and mutual non-disparagement obligations.

As consideration for entering into and not revoking the Agreement, including consideration for Mr. Danforth releasing purported claims against Rambus relating to (i) potential liability Mr. Danforth may have incurred under Internal Revenue Code Section 409A and California state tax law, (ii) the upward repricing of certain of Mr. Danforth’s stock options on December 31, 2006 to mitigate potential additional Section 409A and California state tax exposure, and (iii) bonuses relating to litigation outcomes under Mr. Danforth’s Employment Agreement, Mr. Danforth will receive from Rambus a lump sum cash payment, less withholding, of $2,850,000. The Company will also make a separate payment to Mr. Danforth’s attorneys for $150,000. Mr. Danforth will also continue to receive base salary, less withholding, through the Termination Date and a payment for three weeks’ accrued vacation. Additionally, Mr. Danforth’s outstanding Rambus options and restricted stock units will continue to vest up until the Termination Date. All unvested Rambus options will terminate on the Termination Date. Mr. Danforth may exercise any of his vested options until the earlier of (i) January 31, 2009, or (ii) the original full term specified in his individual option agreements. Rambus has agreed to issue a press release relating to Mr. Danforth’s departure on the same day upon which this 8-K is filed with the U.S. Securities & Exchange Commission.

As part of the Agreement, Mr. Danforth agrees to make good faith efforts to assist in legal proceedings for Rambus, as it may reasonably deem necessary, involving issues worked on by Mr. Danforth during his employment with Rambus. The Agreement provides Mr. Danforth will be reimbursed by Rambus for reasonable expenses incurred with any such participation. If Mr. Danforth’s service as a lawyer is specifically requested, Mr. Danforth will be paid at the rate of $500 per hour.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2007	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer